BROCKER TECHNOLOGY GROUP LTD

                              FINANCIAL STATEMENTS

                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1999

BROCKER TECHNOLOGY GROUP LTD
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 1999 AND 1998

                                                         1999              1998
                                                            $                 $

       ASSETS

       Current Assets
       Cash                                         5,386,768           294,192
       Accounts receivable                         23,574,081        22,840,075
       Other receivables                            1,869,214         1,436,134
       Inventories                                 15,674,069        13,405,291
       Prepaid expenses and deposits                  294,555           614,399
       Income taxes recoverable                     1,221,042           479,020
       Deferred tax asset                             309,771           193,701
                                                  -----------       -----------
                                                   48,329,500        39,262,812

       Capital Assets                               5,890,574         7,626,912

       Deferred development costs                   1,450,773           760,848

       Investment in Associated Company               811,306           480,538

       Goodwill                                     1,690,210         1,242,765
                                                  -----------       -----------
                                                   58,172,363        49,373,875
                                                  ===========       ===========

       LIABILITIES

       Current Liabilities
       Accounts payable                            23,869,848        28,215,688
       Accrued liabilities                          4,147,323         2,513,672
       Taxation payable                               652,071           122,590
       Rental finance liability                            --         1,151,285
       Financing facility                          11,076,510         7,664,835
       Current portion of long-term debt              199,963           188,323
                                                  -----------       -----------
                                                   39,945,715        39,856,393

       Long-Term Debt                               2,018,376         3,231,979
                                                  -----------       -----------
                                                   41,964,091        43,088,372

       SHAREHOLDERS' EQUITY

       Share Capital                               16,012,050         5,397,240
       Foreign Currency Translation Reserve        (1,266,716)         (744,656)
       Retained Earnings                            1,462,938         1,632,919
                                                  -----------       -----------
                                                   16,208,272         6,285,503
                                                  -----------       -----------
                                                   58,172,363        49,373,875
                                                  ===========       ===========


Signed on behalf of the Board

(Signed) "Richard Justice"              (Signed) "Michael Ridgway"

BROCKER TECHNOLOGY GROUP LTD
CONSOLIDATED STATEMENT OF EARNINGS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                                            1999            1998
                                                               $               $

Revenue                                              109,816,816      98,003,568

Cost of Goods Sold                                    95,830,402      85,146,124
                                                    ------------    ------------

Gross Margin                                          13,986,414      12,857,444

Operating Expenses
Depreciation and amortisation                            889,802       1,276,573
Net interest expense                                     845,120         779,281
Salaries and commissions                               7,864,419       5,355,516
Other operating expenses                               4,308,278       4,719,481
                                                    ------------    ------------
Total operating expenses                              13,907,619      12,130,851
                                                    ------------    ------------

Operating Income                                          78,795         726,593

Equity accounted losses of associated company             67,256          67,177
                                                    ------------    ------------
Income before Income Tax Provision                        11,539         659,416

Income Tax Provision                                     102,590         275,842
                                                    ------------    ------------
Net Earnings for the period                              (91,051)        383,574
                                                    ============    ============

Earnings per common share                                 ($0.02)          $0.03
                                                    ============    ============

BROCKER TECHNOLOGY GROUP LTD
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                                                              1999             1998
                                                                                 $                $
       Retained Earnings, Beginning of the period                        1,706,732        1,355,240

       Net Earnings for the period                                         (91,051)         383,574

       Preferred dividends paid                                           (152,743)        (105,895)
                                                                        ----------       ----------
       Retained Earnings, End of the period                              1,462,938        1,632,919
                                                                        ==========       ==========



BROCKER TECHNOLOGY GROUP LTD
MOVEMENTS IN FOREIGN CURRENCY TRANSLATION RESERVE
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                                                              1999             1998
                                                                                 $                $
       Beginning of the period                                            (799,084)        (881,364)

       Difference arising on the translation of foreign operations        (467,632)         136,708
                                                                        ----------       ----------
       End of the period                                                (1,266,716)        (744,656)
                                                                        ==========       ==========

BROCKER TECHNOLOGY GROUP LTD
CONSOLIDATED CASH FLOW STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                                                   1999               1998
                                                                      $                  $
Cash flows from operating activities

Receipts from customers                                     108,012,642         88,767,205
Payments to suppliers and employees                        (110,653,499)       (85,432,398)
Interest paid                                                  (799,922)          (664,336)
Taxation paid                                                  (154,836)          (208,613)
                                                           ------------       ------------
Cash flows from operating activities                         (3,595,615)         2,461,858

Cash flows from investing activities

Purchase of capital assets                                     (552,177)        (4,381,251)
Investment in associated company                               (300,905)          (284,602)
Acquisition of subsidiaries                                     (33,831)          (188,928)
                                                           ------------       ------------
Cash flows from investing activities                           (886,913)        (4,854,781)

Cash flows from financing activities

Proceeds from the issue of share capital                     10,250,329             29,510
Proceeds from mortgage finance raised                                --          2,636,725
Payment of dividend on preferred shares                        (152,743)          (105,895)
Repayment of mortgage principle                                (175,313)           (84,975)
                                                           ------------       ------------
Cash flows from financing activities                          9,922,273          2,475,365
                                                           ------------       ------------
Net Increase in cash equivalents                              5,439,745             82,442

Cash at the beginning of the year                               (55,433)           205,365

Translation of cash equivalents to reporting currency             2,456              6,385
                                                           ------------       ------------
Cash at the End of the period                                 5,386,768            294,192
                                                           ============       ============

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


1    BASIS OF PRESENTATION

     Brocker Technology Group Ltd, the Company, was incorporated under the Business Corporation Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994.

     On February 28, 1998 the Company transferred its listing to the Toronto Stock Exchange.

     These financial statements have been prepared in accordance with the generally accepted accounting principles of Canada.

2    SIGNIFICANT ACCOUNTING POLICIES

a)   Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and all of its subsidiary companies since the dates of their acquisition. Its wholly owned subsidiaries, all of which are consolidated using the purchase method, are as follows:

     Brocker Investments (Australia) Pty Limited
     Brocker Technology Group (NZ) Limited
     Easy PC Computer Rentals Limited
     Image Craft Australia Pty Limited
     Industrial Communications Service Limited
     Powercall Technologies Limited
     Pritech Australia Pty Limited
     Pritech Corporation Limited
     Sealcorp Australia Pty Limited (formerly TGE Pty Limited)
     Sealcorp Computer Products Limited
     Sealcorp Telecommunications Group Limited
     Tech Support Limited
     1World Systems Limited (formerly Microchannel Limited)

     During 1998 Brocker Technology Group Ltd took a 20% founding shareholding in Highway Technologies Limited. This investment has been recorded using the equity method.

     As at December 31, 1999, the operations of Image Craft Limited, Northmark Technologies Limited and Photo Magic Limited had been amalgamated with Brocker Technology Group (NZ) Limited.

b)   Goodwill

     The excess of cost over the fair value of identifiable net assets of subsidiaries acquired is recorded as goodwill and is amortised on a straight-line basis over its estimated useful life, considered to be five to ten years. On an ongoing basis, management reviews the valuation and amortisation of goodwill taking into consideration any events and circumstances which might have impaired the fair value.

     Where an acquisition price is contingent on a future event or events, no goodwill is recognised until the final acquisition price can be reasonably determined.

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)   Foreign Currency

     Foreign currency transactions are recorded at the exchange rates in effect at the date of settlement.

     The financial statements of foreign operations are translated to Canadian dollars using weighted average exchange rates for the period for items included in the statement of earnings, period end rates for assets and liabilities included in the balance sheet and historical rates for equity transactions. The cumulative translation adjustment represents the deferred foreign exchange gain or loss on the translation of the financial statements.

d)   Inventories

     Inventories principally comprise finished goods and are carried at the lower of cost and net realisable value. Cost is determined on a weighted average or first in first out basis.

e)   Capital Assets

     Capital assets are recorded at cost. Depreciation is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following rates:

     Office equipment                                           20%
     Vehicles                                            20 and 26%
     Furniture and fixtures                                     20%
     Computer hardware                                          20%
     Computer software                                     20 - 40%
     Plant and Equipment                                   20 - 26%
     Leasehold improvements                         Period of lease
     Computer hardware held for rental              Period of lease

f)   Revenue recognition

     The Company earns substantially all of its revenue for the sale and delivery of products and services to its customers. Revenue is recorded when the products are shipped, or services invoiced, to customers.

g)   Research and development expenditures

     Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortisation. Deferred development costs are amortised over the life of the developed product, currently a maximum of 3 years.

h)   Deferred Income Taxes

     The Company follows the deferral method of income tax allocation such that deferred income taxes are recognised when income and expense items are reported for income tax purposes in years different from those in which they are recorded for financial reporting purposes.

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

i)   Earnings per share

     Earnings per share have been calculated based on the weighted average number of common shares outstanding. The fully diluted earnings per share have been calculated based on the assumption that all vested options would have been exercised.

     Common shares to be issued, or held in escrow, in respect of the settlement of earn-out consideration in relation to acquisitions are only taken into account in the calculation of earnings per share once the number of shares can be reasonably determined.

j)   Use of estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3    ACQUISITIONS

     During the nine months to December 31, 1999 Brocker Technology Group (NZ) Limited acquired the net assets of Tech Support Limited for a total cash consideration of NZ$45,000. Tech Support Limited offers technical support and advice to a wide range of customers in Auckland, New Zealand.

     No additional amounts are payable in respect to this acquisition. The purchase price may, however, be reduced in the event certain warranties made by the Vendors do not eventuate.

     The acquisition has been accounted for using the purchase method. Net assets acquired and consideration paid are as follows:

       Net current assets                    37,470
       Capital assets                         9,555
       Net current liabilities              (22,822)
       Goodwill attributed                    9,628
                                            -------
     Consideration paid                      33,831

4    CAPITAL ASSETS

     During 1998 Brocker Technology Group (NZ) Limited acquired new premises in Auckland, New Zealand. The $2.6 million purchase price of this property was partially settled by way of mortgage finance (Note 7).

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


5    DEFERRED DEVELOPMENT COSTS

     As at December 31, 1999 development costs of $1,450,773 had been capitalised. These costs principally relate to the development of software applications.

     Management has reviewed the status of the projects to which deferred developments costs relate and are satisfied that the recovery of such costs is reasonably assured. However the eventual recovery of these costs is ultimately dependant on actual sales volumes being achieved in subsequent periods and as such recovery is not certain.

6    INVESTMENT IN ASSOCIATED COMPANY

     During 1998 Brocker Technology Group (NZ) Limited took a 20% founding shareholding in Highway Technologies Limited. This Company has developed new technology capable of providing transport and highway management, operation and funding solutions. The Board of Highway Technologies Limited has identified other sources of revenue in order to reduce the amount owing to Brocker Technology Group (NZ) Limited. These sources include the provision of financial and technical consulting services to parties external to the Group.

     In addition to the investment, Brocker Technology Group (NZ) Limited has entered an agreement to loan Highway Technologies Limited funds during the Company's establishment phase up to a maximum of NZ$1.5m. Interest is payable on these funds at 30% per annum. As at December 31, 1999 amounts advanced to Highway Technologies Limited amounted to NZ$1,166,969, although no interest in relation to this loan has been recognised.

     Management has assessed the recoverability of the funding loan to Highway Technologies Limited, which is ultimately dependant on the future revenue stream of the software technology under development and the revenue stream from consultancy services, and are satisfied on the basis of the current status of the projects concerned, that no impairment provision is required as at December 31, 1999. Management will continue to assess the need for an impairment provision in light of the actual revenues generated.

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


7    INDEBTEDNESS

(a)  The components of indebtedness are follows

     Mortgage finance liability                                  2,111,257

     Less current portion                                         (199,963)
                                                                ----------
                                                                 1,911,294

     Capital lease obligations payable in New Zealand
     dollars, with interest rates ranging from 6.6% to
     14.5% per annum, collateralised by related
     assets, payable over 1 to 3 years.                             65,991

     Less current portion                                          (11,640)
                                                                ----------
                                                                    54,351

     An unsecured term liability repayable in NZ$                   52,731
                                                                ----------
                                                                 2,018,376
                                                                ==========

(b) During the year end Sealcorp Computer Products Limited, Sealcorp Telecommunications Group Limited and Sealcorp Australia Pty Limited (all subsidiaries of the Company) have successfully renegotiated their financing arrangements. A new NZ$20 million financing facility, secured by a registered first debenture over the assets and undertakings of these companies, replaces the previous facility, of similar terms, which was terminated during the period. The current interest rate on this facility is 6.7%

8    SHARE CAPITAL

(a)  Authorised

     Unlimited number of common shares
     Unlimited number of Preferred Shares
     10,000,000 Series A Preferred Shares 6 1/2% cumulative

(b)  Issued and outstanding

                                                    1999              1998
                                                       $                 $

     Common shares                            16,197,527         2,989,009
     Series A Preferred                               --         2,450,000

     Shares to be issued                         152,030                --

     Less:  Share issue costs                   (337,507)          (41,769)
                                              ----------         ---------
                                              16,012,050         5,397,240

     As at December 31, 1999 the company had in progress a private placement offering, of some 1,800,000 shares, for which proceeds of 4,324,990 had been received. These proceeds have been included with issued share capital as at December 31, 1999.

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


     SHARE CAPITAL (Continued)

     Also at December 31, 1999 there were 103,422 shares due to be issued in realation to the earnout of Powercall Technologies Limited. These shares have been valued $1.47 being the market value of these shares as at June 30, 1999 being the date the conditions for their issue were met.

     As at December 31, 1999 963,602 shares are being held in escrow pursuant to Escrow Agreements which provide for the release of such shares on a performance basis.

(c)  Earnings Per Common Share

     Earnings per share has been calculated on the basis of the weighted average number of common shares outstanding for the year. Net income has been adjusted for dividends paid on preferred shares.

                                                       1999            1998

     Weighted average number of shares           12,385,591      10,959,084

     Net income attributable to shareholders
     after deduction of preference dividends      ($243,794)       $277,679
                                               ------------    ------------
     Basic earnings per share                        ($0.02)          $0.03
                                               ============    ============

     For the current and previous financial period the effect on earnings per share of the exercise of outstanding options and conversion of preferred shares, for the calculation of fully diluted earnings per share, is anti-dilutive.

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


9    SEGMENTED OPERATIONS

(a) The Group operates in two geographical segments, New Zealand and Australia. The Canadian operations shown relate to administrative items only.

     December 31, 1999             New Zealand      Australia         Canada           TOTAL
     Sales                          72,123,208     37,693,608             --     109,816,816
     Net Profit                       (645,645)       554,594             --         (91,051)
     Depreciation                      500,161         86,270             --         586,431
     Amortisation                      286,373         16,998             --         303,371
     Interest                          700,653        144,467             --         845,120
     Identified Assets (Total)      33,631,195      9,715,130     14,826,038      58,172,363
     Capital Expendture                434,571        117,606             --         552,177

     December 31, 1998             New Zealand      Australia         Canada           TOTAL
     Sales                          83,857,050     14,146,518             --      98,003,568
     Net Profit                        206,733        176,841             --         383,574
     Depreciation                    1,066,426         45,965             --       1,112,391
     Amortisation                      150,000         14,182             --         164,182
     Interest                          671,027        108,254             --         779,281
     Identified Assets (Total)      39,941,366      4,650,473      4,782,036      49,373,875
     Capital Expendture              4,293,979         87,272             --       4,381,251

(b) The Group operates in four industry segments, being the divisions by with the Grou is managed. These divisions are application design and development ("application development"), application hosting, professional services and vendor services. The corporate services operation shown relates to the Group's administrative functions in Canada and New Zealand.

                                   Application      Application     Professional           Vendor       Corporate
     December 31, 1999             Development          Hosting         Services         Services        Services             TOTAL
     Sales                           3,258,088           95,614        4,378,267      102,084,848              --       109,816,817
     Intersegment Revenue               17,011           20,038          396,958         (434,008)             --                 -
     Net Profit                       (879,546)           2,109         (385,330)       1,264,843         (93,127)          (91,051)
     Depreciation                      142,248            1,475          173,471           74,366         194,871           586,431
     Amortisation                      115,664                -                -           16,998         170,708           303,370
     Interest                          297,777                -           88,676          656,607        (197,941)          845,119
     Identified Assets (Total)         (77,393)          51,272          344,139       34,358,285      23,496,060        58,172,363
     Capex                              69,230            9,979          257,219           50,432         165,317           552,177

                                   Application      Application     Professional           Vendor       Corporate
     December 31, 1998             Development          Hosting         Services         Services        Services             TOTAL
     Sales                           3,394,689               --        4,150,073       90,446,256          12,550        98,003,568
     Intersegment Revenue               19,005               --          712,432         (731,437)             --                --
     Net Profit                       (214,178)              --         (186,695)       2,327,339      (1,542,892)          383,574
     Depreciation                      188,928               --          687,769          200,644          35,051         1,112,391
     Amortisation                            -               --               --           14,182         150,000           164,182
     Interest                          104,068               --          182,262          741,109        (248,158)          779,281
     Identified Assets (Total)         996,771               --        2,704,099       48,579,695      (2,906,690)       49,373,875
     Capex                             274,595               --          411,806          377,627       3,317,223         4,381,251

BROCKER TECHNOLOGY GROUP LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 1999 AND 1998


10   SUBSEQUENT EVENTS

     Subsequent to December 31, 1999 the company sucessfully completed a private placement of 1,800,000 common shares. The net proceeds from this placement were 10,258,780 of which 5,933,790 were received after December 31, 1999.